Exhibit 10.27

EXCLUSIVE CAPITAL RAISING AGREEMENT

     This Exclusive Capital Raising Agreement (the “Agreement”) is entered into as of the date set forth on the signature page hereof by and between Save the World Air, Inc (“STWA”), and London Aussie Marketing, Limited. (“Introducer”), a UK based financial consulting company, with respect to the following:

     Introducer has indicated its desire to act as an Introducer for STWA with respect to locating private equity entities or individuals (collectively, “Designated Prospects”), that are interested in providing capital to STWA. STWA is agreeable to having an Introducer act in such capacity.

     STWA and Introducer hereby agree as follows:

1.	Amount of Capital to be Raised: STWA has indicated its intention to raise up to USD $10 million in a private placement. STWA grants exclusive rights to Introducer to raise USD $5 million with private equity firms.

2.	Start and End Date of Capital Raising: It is STWA’s intention to conclude the private placement by November 2004. STWA is not bound by this date.

3.	Terms of Capital Raising: These are as set forth in the Private Placement Memorandum dated July 26, 2004.

IMPACT

Given the benefits to STWA for accessing professional private equity firms, STWA will advise its other sources that the total amount to be raised by other sources is less than USD $5 million. This is because private equity firms have no interest in amount less than USD $5 million.

For example, if the private placement total is USD $7 million, then the Introducer is allocated USD $5 million and USD $2 million is allocated to other sources.

The Introducer can raise more than USD $5 million, and can market to others the total private placement. For example, the Introducer can market to Designated Prospects that the full amount of the private placement is available for funding. However, any amounts greater than USD 5 million raised by the Introducer must have prior approval of both Bruce McKinnon and Eugene Eichler.

The Introducer understands that if private individuals subscribe to the whole amount, then STWA has the right to decide whether to go with the private investor or whether private equity funding would be more or less beneficial.

1.	STWA hereby appoints Introducer, and Introducer agrees to use its best efforts to (a) locate, and solicit Designated Prospects, (b) prepare reports to STWA on the status of discussion with Designated Prospects and (c) devote as much time, attention and skill as may be necessary to conduct such activities properly. Introducer shall ask Eugene E. Eichler and Bruce McKinnon if they would like to attend the introduction meetings prior to any formal presentations. Introducer shall have no right to use the STWA logo in any manner or for any purpose without the prior written consent of STWA. Introducer will also comply with any other requirements reasonably requested by STWA. Introducer will only introduce Designated Prospects to whom Introducer reasonably believes are “accredited investors” as defined by Rule 501 under the Securities Act of 1933, as amended.

2.	Designation of Designated Prospects. A private equity, business entity or individual shall be deemed a Designated Prospect hereunder, if introduced by Mark Thornton, director of the Introducer.

3.	Definition of Designated Person. A Designated Prospect is a person who (i) is not an existing shareholder of STWA, a party to a contract with STWA or a business entity or individual who can be demonstrated by written materials (such as sales reports) to have already been known to STWA as a potential source of financing, (ii) has not been brought or introduced to STWA by any other person in connection with a capital raising transaction, and (iii) is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended. A person shall cease to be a Designated Prospect for all purposes hereof upon the date twelve months following its or his introduction to STWA by Introducer.

4.	Effect of Direct or Indirect Introductions. A Designated Prospect includes any person who invests in STWA through a direct or indirect introduction made by Introducer.

5.	Independent Contractor. Introducer is and at all times shall be an independent contractor in all matters relating to this agreement. Introducer and its employees are not agents of STWA for any purposes and have no power or authority, whether apparent, actual, ostensible or otherwise, to bind or commit STWA in any way. Introducer and its employees are not and shall not be employees of STWA for any purpose and shall not be entitled to any benefits STWA provides to its employees.

6.	Introducer’s Fee. In consideration for the services performed by Introducer hereunder, STWA shall pay to Introducer an Introducer’s fee (“Introducer’s Fee”) with respect to each capital raising transaction consummated with a Designated Prospect. The Introducer’s Fee is a cash compensation calculated as eight percent (8%) of the total proceeds received by STWA from Designated Prospect. Introducer’s Fee is only upon STWA’s receipt of proceeds of a financing involving the Designated Prospect, the receipt of which STWA has the right to accept or reject, in whole or in part, in its sole and absolute discretion. STWA shall not be obligated to pay any fee to Introducer with respect to a Designated Prospect for which a financing is not completed.

7.	Expenses. STWA shall not be responsible for any of the expenses Introducer incurs in connection with Introducer’s performance of its services hereunder.

8.	No Obligation. Introducer acknowledges that the decision to pursue discussions with a Designated Prospect with respect to a possible capital raising transaction is solely STWA’s and that STWA shall have no obligation to pursue any Designated Prospect that Introducer brings to STWA. Introducer agrees and understands that the decision to accept or reject an investment from any potential investor is for STWA to make, in its sole and absolute discretion, including reasons related to shareholder limitations and confidentiality.

9.	Compliance with Laws. Introducer shall not enter into any agreement, contract or arrangement with any government or government representative or with any other person, firm, corporation, entity or enterprise imposing any legal obligation or liability of any kind on STWA. Without limiting the generality of the foregoing, Introducer specifically shall not sign STWA’s name to any contract or other instrument and shall not contract any debt or enter into any agreement, either express or implied, binding to the payment of money or the performance of any obligation. Moreover, Introducer shall not make any representations or warranties on behalf of STWA to any Designated Prospects, it being understood that such representations and warranties will be made by STWA only in the definitive financing documents. Introducer represents and warrants that it will conduct all of its activities hereunder in accordance with all applicable laws, including laws relating to qualification and licensure of broker-dealers in the several states of the United States.

10.	Term. This letter agreement is effective as of the date hereof and shall continue in effect for six months unless earlier terminated in writing by both parties. Notwithstanding the previous sentence, the period during which Introducer shall have the right to act exclusively on behalf of the Company in connection with a capital raising transaction shall commence as of the date hereof and terminated on November 15, 2004, unless extended by mutual agreement of the parties.

11.	Termination.

(a) Upon the termination of this Agreement for any reason, Introducer’s entitlement to compensation from STWA shall immediately cease. Introducer shall be entitled to receive compensation, to the extent that Designated Prospect referrals made on or before the termination date consummate a capital raising transaction, and STWA receives all capital to be received under the terms of the definitive agreements within 12 months of the date of such termination.

12.	General Provisions.

(a) Governing Law; Severability. This Agreement shall be governed by and under the laws of the State of New York without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement shall remain in full force and effect.

(b) Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting the text of the section in which they appear. The parties acknowledge that each party and its counsel has reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or schedules hereto, or any documents executed in connection herewith. When necessary herein, all terms used in the singular shall apply to the plural, and all terms used in the masculine or feminine gender shall apply to the neuter.

(c) Disputes. Any dispute arising under or in any way related to this Agreement shall be submitted to binding arbitration by the American Arbitration Association (the “Association”) in accordance with the Association’s commercial rules then in effect. The arbitration shall be conducted only in New York, New York. The arbitration shall be binding on the parties and the arbitration award may be confirmed by any court of competent jurisdiction. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. In the event of any dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees, and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitration proceeding to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment or award is rendered. Further, in the event of any default by a party under this Agreement, such defaulting party shall pay all the expenses and attorneys’ fees incurred by the other party in connection with such default, whether or not any arbitration is commenced.

(d) Confidential Information. Introducer acknowledges that, in the course of performing its duties under this Agreement, it may obtain information relating to STWA that is not available to the public (“Confidential Information”). As a condition to entering into this Agreement, Introducer shall have executed the customary form of Confidentiality or Non- Disclosure Agreement used by STWA and Introducer further agrees to execute any amended or revised agreement that may subsequently be adopted by STWA. In amplification of Introducer’s duties under such agreements Introducer agrees to hold at all times, both during the term of this Agreement and at all times thereafter, such Confidential Information in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties as an Introducer pursuant to this Agreement, without STWA’s prior written consent. Introducer shall not disclose any Confidential Information to any person or entity (other than employees, consultants and advisors of Introducer who are obligated to protect the Confidential Information from disclosure or misuse and as to whom Introducer shall be responsible to STWA for any such unauthorized disclosure or use), without STWA’s prior written consent. Notwithstanding the above, the terms of this Agreement shall not alter, in any way, the obligations of Introducer and STWA pursuant to any Confidentiality Agreement or Non-Disclosure Agreement previously entered into between Introducer and STWA. The terms of any such Confidentiality Agreement or Non-Disclosure Agreement shall survive the termination of this Agreement.

(e) Entire Agreement. This Agreement constitutes the entire Agreement and final understanding of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof including, but not limited any other arrangements between the parties for contingency fees. This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(f) Notices. Any notice or other communication pursuant hereto shall be given to a party at the address below its signature hereto by (i) personal delivery, (ii) commercial overnight delivery service with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three days after the date of transmission by authorized means.

(g)	Nonassignability. Neither this Agreement, nor any rights, duties or interest herein, shall be assigned, transferred, pledged, hypothecated or otherwise conveyed by either party without the prior written consent of the other party. Any such attempted conveyance in violation of this paragraph shall be void and shall constitute a default entitling the other party to terminate this Agreement.

(h)	Due Authority. The signing officers of STWA and Introducer represent and warrant to each other that they are empowered to enter into, and to be legally bound by, this Agreement.

IN WITNESS WHEREOF, STWA and Introducer have executed this Agreement as of
July 29, 2004.

LONDON AUSSIE MARKETING LIMITED (“INTRODUCER”)

/s/ Mark Thornton

By: Mark Thornton
Title: Director

SAVE THE WORLD AIR, INC. (“STWA”)

/s/ Eugene E. Eichler

By: Eugene E. Eichler
Title: President, Treasurer, Chief Financial Officer